As filed with the Securities and Exchange Commission on September 9, 2010

Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNI-PIXEL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3081	75-2926437
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8708 Technology Forest Pl, Ste 100

The Woodlands, TX 77381

(281) 825-4500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Reed J. Killion

President and Chief Executive Officer

Uni-Pixel, Inc.

8708 Technology Forest Place, Suite 100

The Woodlands, Texas 77381

(281) 825-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott D. Chenevert, Esq. Jones, Walker, Waechter, Poitevent, Carrère & Denègre LLP 8555 United Plaza Boulevard, Suite 500 Baton Rouge, Louisiana 70809 (225) 248-2116 (225) 248-3016 — Facsimile	Erick Richardson, Esq. Dorothy Vinsky, Esq. Richardson & Patel, LLP 10900 Wilshire Boulevard, Suite 500 Los Angeles, California 90024-6525 (310) 208-1182 (310) 208-1154 — Facsimile

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock Offered by Us, $0.001 par value	$15,000,000	$1,069.50
Underwriter Warrant(3)	—	—
Share of Common Stock underlying Underwriter Warrant(3)	$1,800,000	$128.34
Total		$1,197.84

(1)               Includes          shares of our common stock that the underwriter has the option to purchase to cover over-allotments, if any.

(2)               Estimated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

(3)               We have agreed to issue, on the closing date of this offering, a warrant to MDB Capital Group, LLC, the underwriter, to purchase up to 10% of the aggregate number of shares of our common stock  sold by us in this offering (the “Underwriter Warrant”). This warrant is exercisable at $      per share (120% of the price per share of the common stock sold in this offering), commencing on the closing date of this offering and expiring (5) five years from the closing date of this offering.  The underwriter will be prohibited from selling the Underwriter Warrant and the shares underlying the Underwriter Warrant for a period of six months following the closing of the offering.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER   , 2010

PRELIMINARY PROSPECTUS

      Shares

Uni-Pixel, Inc.

Shares of Common Stock

We are offering            shares of our common stock.

Our common stock is quoted on the NASDAQ Over-the-Counter Bulletin Board (OTC Bulletin Board) under the symbol “UNXL.OB.”  Prior to the effectiveness of the registration statement of which this prospectus is a part, we will effect a reverse stock split anticipated to be on a 1-for-15 basis.  On September   , 2010, the last reported sale price for our common stock was $      per share (after giving effect to the anticipated 1-for-15 reverse stock split). We anticipate that the offering price will be between $      and $      per share.

We intend to apply for listing of our common stock on The NASDAQ Capital Market under the symbol “UNXL,” which listing we expect to occur immediately prior to the date of this prospectus. No assurance can be given that our application will be approved. If the application is not approved, we will not complete this offering and the shares of our common stock will continue to be traded on the OTC Bulletin Board.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page [  ] for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to Uni-Pixel, Inc. (before expenses)	$	$

The underwriter also may purchase up to an additional          shares of our common stock within 45 days of the date of this prospectus to cover over-allotments, if any on the same terms set forth above.

In connection with this offering, we have also agreed to issue to MDB Capital Group LLC a warrant to purchase shares of our common stock in an amount up to 10% of the shares of common stock sold in this offering. If MDB Capital Group LLC exercises this warrant, each share of common stock may be purchased at $           per share (120% of the price of the shares of common stock sold in this offering).

The underwriter expects to deliver the shares on or about           ,2010.

MDB Capital Group LLC

The date of this prospectus is          , 2010.

Unless otherwise stated or the context otherwise requires, the terms “Uni-Pixel,” “we,” “us,” “our” and the “Company” refer to Uni-Pixel, Inc. and its subsidiary on a consolidated basis.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with additional or different information.  The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No dealer, salesperson or any other person is authorized in connection with this offering to give any information or make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than those contained or incorporated by reference in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any circumstance in which the offer or solicitation is not authorized or is unlawful.

i

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward looking statements give our current expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions in this prospectus. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” which are incorporated by reference in this prospectus, as well as in this prospectus generally.  In particular, these include statements relating to future actions, prospective products and technologies, future performance or results of anticipated products, expenses, and financial results. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•                       Our limited cash and a history of losses;

•                       The limited number of suppliers for some of our components;

•                       Our market being characterized by rapidly advancing technology;

•                       Fluctuations in product demand;

•                       The impact of competitive products, technologies and pricing;

•                       Manufacturing capacity constraints and difficulties;

•                       Local, regional, national and international economic conditions and events and the impact they may have on us and our customers;

•                       Continued volatility in the credit and equity markets and the resulting effect on the general economy; and

•                       Our success at managing the risks involved in the foregoing items.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this prospectus or, with respect to forward-looking statements that are incorporated by reference, as of the date of the document incorporated by reference. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under the section entitled “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward looking statements contained or incorporated by reference in this prospectus will in fact occur.  You should not place undue reliance on these forward looking statements.

Third Party Data

This prospectus also contains or incorporates by reference estimates and other information concerning our industry, including market size and growth rates, that are based on industry publications, surveys and forecasts, including those generated by the Company.  This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates.  Although we believe the information in these industry publications, surveys and forecasts is reliable, we have not independently verified the accuracy or completeness of the information.  The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.

ii

Over-Allotment Option

Unless otherwise indicated, information in this prospectus assumes that the underwriter will not exercise its option to purchase additional shares.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the common stock. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in the common stock is appropriate for you.

This registration statement, including the exhibits and schedules thereto, contains additional relevant information about us and our capital stock. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed or incorporated by reference as an exhibit to the registration statement.

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus.

 About Uni-Pixel, Inc.

We are a technology leader in the optical design and manufacturing of large area microstructured polymer film materials and related technologies for the display, flexible electronics, energy, transportation and entertainment industries.  Our microstructured polymer films, which we refer to as Performance Engineered Films (PEFs), are designed to lower the cost and improve functionality and performance of devices in the display market.  Recently, we have made key technological advances that have enabled our PEFs to be produced at high volume with low costs, and over wide area flexible substrates. We have developed two products from these processes. These products include our patent-pending Fingerprint Resistant Films and our transparent conducting film produced with our patent pending UniBoss™ process.

We are a Delaware corporation and were established on February 17, 1998.  Our principal executive offices are located at 8708 Technology Forest Place, Ste 100, The Woodlands, Texas 77381. Our telephone number is (281) 825-4500.  Our website can be accessed at www.unipixel.com.

 Our Proprietary Technologies

We focus our research and development on projects that will generate short term revenue that will lead to long term high volume product purchases.  In addition to research and development, our corporate policy is to work on related projects only if they are customer funded.  Of our 14 employees, the majority have degrees or advanced degrees in physics, mathematics, chemistry, materials science, and optics.  Historically our development efforts have yielded an extensive patent portfolio as well as trade secrets and manufacturing know how that we believe gives us a competitive advantage. As of September 9, 2010, we have two US patents, seven US patent applications, and three foreign patents applications that cover technology including our Performance Engineered Films and our UniBoss™ process.  Our historic development efforts have guided our recent technological advances and the generation of new intellectual property with respect to our PEFs. Our patent-pending UniBoss™ process is a new flexible electronic manufacturing process whereby we can precisely pattern fine line conductors on a variety of substrates such as glass, circuit boards, and flexible polymer rolls of film in a continuous roll to roll and semi continuous sheet process with high optical transparency.  We are targeting films made by the UniBoss™ process as an alternative to traditional indium tin oxide coated transparent materials used in a variety of electronic products.  By replacing the Indium tin oxide (ITO) in a display device we can lower the device production cost, reduce the product thickness and weight, and improve the overall efficiency and performance. Furthermore, this process is adaptive with polymer substrates and as a result may enable the production flexible displays. Additionally, during the development of our PEF technology we were able to produce precise microstructured patterns on films that are capable of reducing the appearance of fingerprints on a touch screen as well as improving the responsiveness to touch. We believe our in house design and prototyping capabilities along with our toll manufacturing partners allows us to be the low cost producer for micro-structured films for our markets of interest.

Our Target Markets

We are currently focusing our efforts on applications of our proprietary micro-structure films technology that we call Performance Engineered Films in the following areas:

Transparent Electrically Conductive Films

Our recent development of the UniBoss™  process, which is the ability to print very conductive fine lines with very high light transmission, enables us to enter a large and growing market for transparent touch screens. We believe this technology is a superior replacement to ITO as the transparent conducting layer in a touch screen device. Per calculations derived from DisplaySearch forecasts of the worldwide touch panel market, we believe the UniBoss™  film market for touch panels will be $3-5 billion dollars per year in films sales alone in the next five years. Our breakthrough has its origins in our capabilities to engineer polymer surface structure and energies that allows the deposition of very conductive fine line metal traces. Our transparent conductive films can be produced with our UniBoss™  process at low cost and on large flexible polymer substrates. We believe this enables manufacturers to effectively produce large area touch screens at commercially viable costs with enhanced performance and functionality. In addition, the insertion of this technology into smaller devices will lead to thinner, lighter, lower cost and higher efficiency products.

Since our announcement of the technology in May 2010, we have been approached by several touch screen manufacturers and end users throughout the world to design products based on our technological achievements or know-how.  We are aggressively pursuing these commercial opportunities in an expedient fashion.

Finger Print Resistant Cover Films

During the past two years we have designed, developed, and demonstrated large scale production of micro-structured films for use as protective cover films for touch and multi touch electronic computing devices.  We are currently shipping our Clearly Superior Finger Print Resistant (FPR) protective cover films to end users both domestically and internationally.  Our FPR films are unique in the market over other similar products in that our unique microstructure makes our films truly finger print resistant versus competitive films. Our Roll-to-Roll production capabilities lead to very low production costs which allow us to competitively price our product at or below the price of inferior products in the market today. We sell our films under the Clearly Superior brand as well as private label and original equipment manufacturer, or OEM.  We are currently in discussion with numerous large office products manufacturers, retailers and consumer product manufacturers for incorporation of the product into their stores or at the factory.

Light Extraction and Management Films

We also intend to sell our films as sub-components for use in liquid crystal display (LCD), field sequential LCD (FSC-LCD) and Time Multiplexed Optical Shutter (TMOS) display as back light films and active film sub-components.  We currently are in discussions with a major lighting systems company to integrate our micro-structured light extraction films into both LCD panels and general lighting application.  Both of those opportunities currently consume billions of square feet of product on an annual basis.

Self Cleaning Films

Our ability to micro-texture and manipulate surface energy properties allow us to create polymer films that are self cleaning.  Basically a self cleaning film is one where the water contact angle is so high that water beads up and rolls off the surface carrying any dirt or contamination along with it during the process.  This process is called the “Lotus Effect” and demonstrated in nature by the Lotus Leaf. We have identified two multibillion dollar markets that can take advantage of this type of film.  Photovoltaic solar cell modules need these types of films to maintain the efficiency of power generation during exposure to sunlight.  Small amounts of dust and dirt on the surface on the modules can decrease efficiency by as much as 30% so keeping the modules clean is paramount to cost-effectiveness of that product.  Anti-icing films are also of interest to us because of the time and expense spent each year de-icing airplanes that not only cause air traffic delays but also pollutes the environment with hazardous chemicals.  We have film designs under test in both of these areas in order to establish their outdoor weather ability and durability for extended periods of time.

3-D Films

With the release of the movie Avatar in 2009 significant interest has been generated in 3-D content for consumer products such as video games and movies for portable devices.  Since late 2009, we have been engaged by a company to develop micro-structured and printed films to enable a 3-D visual experience on any type of display device.  We demonstrated our first prototype in January 2010 at the Consumer Electronics show in Las Vegas and based on the positive response at that show we continue to improve and enhance the films’ performance for the potential deployment by end-users and consumers for use with their Apple iPhones and iPads.  We have made significant progress on the design and manufacturing of these 3-D films and believe we can have a commercial product ready in 2011.

Recent Events

In May 2010, we sold our patents portfolio relating to our next generation color display technology that we called Time Multiplexed Optical Shutter (TMOS) to Rambus Inc., (Rambus).  Following this sale, we no longer are pursuing business opportunities relating to the commercialization of flat panel displays using TMOS architecture and techniques.  Rambus intends to license the portfolio of our former TMOS patents to global display manufacturers.  As part of the patent sale, we entered into an engineering services agreement with Rambus pursuant to which we will provide the micro-structured films used in the manufacture of those devices.

Corporate Information

Our facilities and executive offices are located at 8708 Technology Forest Place, Suite 100, The Woodlands, Texas, 77381, and our telephone number is (281) 825-4500. We were incorporated in Delaware on May 24, 2001.  Additional information about us is available on our website at www.unipixel.com.  The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus.  Our common stock is currently traded on the OTC Bulletin Board under the symbol “UNXL.OB.”

 Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” beginning on page 6 of this prospectus, as well as other information included or incorporated by reference into this prospectus, including our consolidated financial statements and the notes thereto, before making an investment decision.

 The Offering

The following summary contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our common stock, please refer to the section of this prospectus entitled “Description of Capital Stock.”

Issuer	Uni-Pixel, Inc., a Delaware corporation.

Common stock offered by us	shares of common stock, par value $0.001 per share.

Over-allotment option	We have granted the underwriter an option to purchase up to an additional shares of common stock within 45 days of the date of this prospectus in order to cover over-allotments, if any.

Common stock outstanding after this offering	shares of common stock.(1)(2)

Use of Proceeds	We intend to use the net proceeds from the sale of our common stock in this offering for working capital and general corporate purposes.

Market and trading symbol for the common stock	Our common stock is listed and traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol “UNXL.OB.”

Proposed NASDAQ Capital Market listing symbol for our common stock	“UNXL”

Underwriter common stock purchase warrant

In connection with this offering, we have also agreed to sell to MDB Capital Group LLC a warrant to purchase up to 10% of the shares of common stock sold in this offering. If this warrant is exercised, each share may be purchased by MDB Capital Group LLC at $          per share (120% of the price of the shares sold in this offering.)

(1)               The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of September   , 2010, giving effect to a 1-for-15 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part, and, excludes:

•                       442,071 shares of our common stock issuable upon conversion of convertible debt in the principal amount of $3,100,0000, plus accrued interest, giving effect to a 1-for-15 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part;

•                       832,359 shares of our common stock issuable upon exercise of stock options under our stock plans at a weighted average exercise price of $9.00 per share, giving effect to a 1-for-15 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part;

•                       1,118,431 shares of our common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $9.45 per share, in each case giving effect to a 1-for-15 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part; and

•                       20,000 shares of our common stock reserved for future issuance under our 2005 Equity Incentive Plan; 114,307 shares of our common stock reserved for future issuance under our 2007 Equity Incentive Plan; and 120,000 shares of our common stock reserved for future issuance under our 2010 Equity Incentive Plan, giving effect to a 1-for-15 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part.

Unless otherwise specifically stated, information throughout this prospectus assumes that none of our outstanding options or warrants to purchase shares of our common stock are exercised.

(2)               Unless otherwise indicated, the number of shares of common stock presented in this prospectus excludes shares issuable pursuant to the exercise of the underwriter’s over-allotment option.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

You should read the summary selected consolidated financial information presented below in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and our consolidated financial statements and the notes to those consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference in this prospectus.

The following tables set forth selected consolidated financial data for us at and for each of the years in the five-year period ended December 31, 2009 and at and for the six month periods ended June 30, 2010 and June 30, 2009.  The weighted average number of shares outstanding does not reflect the proposed 1-for-15 reverse stock split

The selected statement of operations data for the years ended December 31, 2009 and 2008, and the selected statement of financial condition data as of December 31, 2009 and 2008, have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference in this prospectus.  The selected statement of operations data for the years ended December 31, 2007, 2006 and 2005 and the selected statement of financial condition data as of December 31, 2007, 2006 and 2005 have been derived from our audited consolidated financial statements that are not included in this prospectus.

The summary financial data at and for the six month periods ended June 30, 2010 and June 30, 2009 have been derived from our unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, and is incorporated by reference in this prospectus. These unaudited interim consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) that we consider necessary for a fair presentation of our financial condition and results of operations as of the dates and for the periods indicated. Historical results are not necessarily indicative of future results and the results for the six months ended June 30, 2010 are not necessarily indicative of our expected results for the full year ending December 31, 2010.

	At or For the Six Months Ended June 30,		At or for the Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(in thousands, except per share)
	(unaudited)
Statement of Operations Data:
Development contract revenue	103	—	—	—	—	200	20
Costs and expenses:
Cost of development contract revenue	—	—	—	—	—	—	10
Selling, general and administrative	1,705	1,435	2,365	3,293	5,959	3,509	2,332
Research and development	1,491	1,758	2,766	7,476	4,463	2,868	2,759
Total costs and expenses	3,196	3,193	5,131	10,769	10,422	6,377	5,101
Loss from operations	(3,093)	(3,193)	(5,131)	(10,769)	(10,422)	(6,177)	(5,081)
Other income (expense), net	1,622	(6)	(242)	185	(474)	(309)	114
Net loss	(1,471)	(3,199)	(5,373)	(10,584)	(10,896)	(6,486)	(4,967)
Preferred stock dividends and amortization of discount	—	(2,373)	(4,629)	(4,770)	(3,192)	(498)	(774)
Net loss attributable to common shareholders	(1,471)	(5,572)	(10,002)	(15,354)	(14,088)	(6,984)	(5,741)
Per share information:
Net loss per common share — basic and diluted	(0.03)	(0.14)	(0.18)	(0.46)	(0.60)	(0.40)	(0.39)
Preferred stock dividends and amortization of discount	—	(0.10)	(0.15)	(0.21)	(0.17)	(0.04)	(0.06)
Net loss attributable to common shareholders — basic and diluted	(0.03)	(0.24)	(0.33)	(0.67)	(0.77)	(0.44)	(0.45)
Weighted average number of shares outstanding	52,101	22,897	30,098	22,897	18,256	16,033	12,855
Balance Sheet Data:
Cash and cash equivalents	1,935	680	308	2,036	11,697	20	2,328
Working capital	(1,874)	(567)	(2,574)	892	10,755	(3,395)	1,758
Total assets	2,372	1,488	1,177	2,851	12,211	813	3,506
Long-term debt, including current portion	3,079	631	2,283	—	—	1,458	202
Total stockholders’ equity (deficit)	(1,725)	(17,298)	(2,128)	(12,667)	1,644	(2,719)	2,815

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations and an investment in our common stock involves a high degree of risk. In evaluating an investment in shares of our common stock, you should carefully consider the risks described below, together with the other information included or incorporated by reference in this prospectus.

The risks described below are not the only risks we face.  If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial materialize, then our business, results of operations and financial condition could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our shares.  The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business

Our independent registered public accounting firm has issued an unqualified opinion with an explanatory paragraph to the effect that there is substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has issued an unqualified opinion with an explanatory paragraph to the effect that there is substantial doubt about our ability to continue as a going concern.  This unqualified opinion with an explanatory paragraph could have a material adverse effect on our business, financial condition, results of operations and cash flows. See “Liquidity and Capital Resources” in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 2 to our consolidated financial statements included elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC and incorporated herein by reference.

We have no committed sources of capital and do not know whether additional financing will be available when needed on terms that are acceptable, if at all.  This going concern statement from our independent registered public accounting firm may discourage some investors from purchasing our stock or providing alternative capital financing.  The failure to satisfy our capital requirements will adversely affect our business, financial condition, results of operations and prospects.

Unless we raise additional funds, either through the sale of equity securities or one or more collaborative arrangements, we will not have sufficient funds to continue operations.  Even if we take these actions, they may be insufficient, particularly if our costs are higher than projected or unforeseen expenses arise.

We are in default on some of our convertible promissory notes. If we are unable to reach an agreement with our convertible note holders, the note holders could foreclose on our assets, which ultimately could require us to curtail or cease our operations.

On June 10, 2009 and June 30, 2009, we entered into Subscription Agreements with various accredited investors and issued convertible 8% promissory notes in the aggregate principal amount of $650,000, together with warrants to purchase an aggregate of 325,000 shares of our common stock for $0.50 per share, not giving effect to a 1-for-15 reverse stock split to be effective prior to the effectiveness of the registration statement of which this prospectus is a part. The promissory notes are convertible by the holders at any time into shares of our common stock at a conversion price of $0.50 per share. The convertible promissory notes were originally due and payable on July 9, 2010, together with accrued but unpaid interest. All amounts owed under these promissory notes are still outstanding. We have negotiated an extended maturity date of December 31, 2010 for $175,000 principal amount of these promissory notes, but we are currently in default under the remaining $475,000 principal amount of these promissory notes for failing to pay all principal and accrued interest by July 9, 2010. We are currently negotiating with the holders of the promissory notes in default to extend the maturity date of those promissory notes to December 31, 2010. No agreement has been reached to extend the maturity date and we may not be able to reach an agreement with those holders.  Because we are in default under these notes, we are incurring materially higher interest expenses, and the holders could commence legal action against us to recover the amounts due which ultimately could require the disposition of some or all of our assets. Any such action may require us to curtail or cease our operations.

We are a company with limited operating history and our future profitability is uncertain and we anticipate future losses and negative cash flow, which may limit or delay our ability to become profitable.

We are a company with a limited operating history and no significant revenues to date.  To date, we have had only a few revenue-generating services and development contracts.  We expect to expend significant resources on consultants, intellectual property protection, research and development, advertising, hiring of personnel and startup costs.  We are attempting to obtain the necessary working capital for operations, but we may not be able to obtain financing in a sufficient amount or at all.  We have not yet demonstrated our ability to generate revenue, and we may never be able to produce material revenues or operate on a profitable basis.  As a result, we have incurred losses since our inception and expect to experience operating losses and negative cash flow for the foreseeable future.  As of June 30, 2010, we had an accumulated total deficit of $51.4 million.

We anticipate our losses will continue to increase from current levels because we expect to incur additional costs and expenses related to prototype development, consulting costs, laboratory development costs, marketing and other promotional activities, the addition of engineering and manufacturing personnel, and the continued development of relationships with strategic business partners.  Moreover, planned products based upon our Performance Engineered Film technology may never become commercially viable and thus may never generate any revenues. Even if we find commercially viable applications for our Performance Engineered Film technology and materials, we may never recover our research and development expenses.

We may be required to raise additional financing by issuing new securities with terms or rights superior to those of our shares of common stock, which could adversely affect the market price of our shares of common stock and our business.

We will require additional financing to fund future operations, including expansion in current and new markets, development and acquisition, capital costs and the costs of any necessary implementation of technological innovations or alternative technologies. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of common stock, which could adversely affect the market price and the voting power of shares of our common stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us which could have a materially adverse affect on our business.

Current worldwide economic conditions may adversely affect our business, operating results and financial condition.

The United States economy has recently experienced, and continues to experience, a financial downturn, with some financial and economic analysts predicting that the world economy may be entering into a prolonged economic downturn characterized by high unemployment, limited availability of credit, increased rates of default and bankruptcy, and decreased consumer and business spending.  These developments could negatively affect our business, operating results and financial condition in a number of ways.  For example, current or potential customers may delay or decrease spending with us or may not pay us, or may delay paying us for previously purchased products. In addition, this downturn has had, and may continue to have, an unprecedented negative impact on the global credit markets.  Credit has tightened significantly in the last several months, resulting in financing terms that are less attractive to borrowers, and in many cases, the unavailability of certain types of debt financing.  If this crisis continues or worsens, and if we are required to obtain financing in the near term to meet our working capital or other business needs, we may not be able to obtain that financing.  Further, even if we are able to obtain the financing we need, it may be on terms that are not favorable to us, with increased financing costs and restrictive covenants.

If we do not receive additional financing when and as needed in the future, we may not be able to continue the research, development and commercialization of our technology and materials.

Our capital requirements have been and will continue to be significant. We will likely require substantial additional funds in excess of our current financial resources in the future for research, development and commercialization of our Performance Engineered Film technology and materials, to obtain and maintain patents and other intellectual property rights in these technologies and materials, and for working capital and other purposes, the timing and amount of which are difficult to ascertain. Our cash on hand will likely not be sufficient to meet all of our future needs. When and as we need additional funds, such funds may not be available on commercially reasonable terms or at all. If we cannot obtain additional funding when and as needed, our business might fail. Additionally, if we attempt to raise funds in a future offering of shares of our common stock, preferred stock, warrants or depositary shares, or if we engage in acquisitions involving the issuance of such securities, the issuance of these shares could dilute the ownership of our then-existing stockholders.

Our brand name and technology may not be recognized in our marketplace, so our results of operations and financial condition may suffer.

Our brand name and technology are new and unproven.  If we are unable to effectively develop and timely promote our brand and technology and establish a leading position in our marketplace, our results of operations and financial condition will suffer.  We believe that the importance of brand recognition and technology will increase over time.  In order to gain brand recognition, we may increase our marketing and advertising budgets to create and maintain brand loyalty.  We may not be able to increase, or maintain, an advertising budget to create and maintain brand loyalty.

We may fail to protect adequately our proprietary technology, which would allow our competitors to take advantage of our research and development efforts.

Our long-term success largely depends on our ability to market technologically competitive processes and products.  We rely on a combination of patent, trade secret and other intellectual property laws, confidentiality and security procedures and contractual provisions to establish and protect our proprietary rights in our technology, products and processes.  If we fail to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary technologies.  Our currently pending or future patent applications may not result in issued patents.  In addition, our issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products or from third parties infringing our patents or misappropriating our trade secrets or provide us with any competitive advantage.  In addition, effective patent and other intellectual property protection may be unenforceable or limited in foreign countries.  If a third party initiates litigation regarding the validity of our patents, and is successful, a court could revoke our patents or limit the scope of coverage for those patents.

We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive.  We protect this information with reasonable security measures, including the use of confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with strategic partners.  It is possible that these agreements may not be sufficient or that these individuals or companies may breach these agreements and that any remedies for a breach will be insufficient to allow us to recover our costs and damages.  Furthermore, our trade secrets, know-how and other technology may otherwise become known or be independently discovered by our competitors.

If we fail to enter cooperative research agreements, we might not succeed in commercializing our technology and materials.

Research and development of commercially viable applications for our Performance Engineered Film technology and materials may at some point depend substantially on the success of the work conducted by and with our present and future research partners. We cannot be certain that these research partners will make the additional advances in these technologies and materials that may be essential to successfully commercialize our Performance Engineered Film technology and materials. Moreover, although we fund Performance Engineered Film technology research, the scope and technical aspects of this research and the resources and efforts directed to this research currently are and may remain in large part subject to the control of our research partners.

If we cannot form and maintain lasting business relationships with targeted partners, or if we cannot obtain proprietary materials, our business strategy could suffer or fail.

Our business strategy includes some dependence upon our development and maintenance of commercial licensing and material supply relationships. All of our current relationship discussions with product manufacturers are limited to technology exploration and the evaluation of our Performance Engineered Film technology and materials for possible use in commercial applications. Some or all of these relationships may not succeed or, even if they are successful, may not result in the manufacturers’ entering into commercial licensing and material supply relationships with us.

Under our planned technology development and evaluation agreements, we intend to work with strategic partners to incorporate our technologies into their products. However, many of these technology development and evaluation agreements may last for limited periods of time, such that our relationships with these partners could expire unless they are continually renewed. Our partners may not agree to renew their relationships with us on a continuing basis, or may do so on terms that are less favorable to us. In addition, we may continue working with certain strategic partners in evaluating our Performance Engineered Film technology and materials after our existing agreements with them have expired while we are attempting to negotiate contract extensions or new agreements with them. Should our relationships with these partners not materialize, or once in place, not continue to be renewed, our business could suffer.

Our ability to enter into commercial licensing and material supply relationships, or to maintain our existing technology development and evaluation relationships, may require us to make financial or other commitments. We might not be able, for financial or other reasons, to enter into or continue these relationships on commercially acceptable terms, or at all. Failure to do so will likely harm our business strategy, operating results and long-term business prospects.

Our business prospects also depend significantly on our ability to obtain proprietary materials for our own use and for potential sale to display manufacturers and OEMs that incorporate displays in their products.  Our inability to reach agreements to obtain certain other materials from other sources could have a materially adverse effect on our ability to generate revenues from sales of these materials, as well as on our ability to perform research and development work. Further, failure to complete long term agreements could preclude our ability to support these manufacturers and OEMs that would choose to license our Performance Engineered Film technology and materials for possible commercial use.

Our potential for rapid growth and our entry into new markets make it difficult for us to evaluate our current and future business prospects, and we may be unable to effectively manage any growth associated with these new markets, which may increase the risk of your investment and could harm our business, financial condition, results of operations and cash flow.

Our recent development of the UniBoss™ process enables us to enter a large and growing market for transparent touch screens. We believe this technology is a superior replacement to ITO as the transparent conducting layer in a touch screen device. Since our announcement of the technology in May 2010, we have been approached by several touch screen manufacturers and end users throughout the world to design products based on our know how.  We are aggressively pursuing these commercial opportunities in an expedient fashion.  Because this UniBoss™ process is relatively new and we have recently entered new markets in connection therewith, we may be unable to evaluate its relative success and future prospects, particularly in light of our goals to continually grow our existing and new customer base, expand our product offerings, integrate complementary businesses and enter additional new markets.

In addition, our potential growth, recent product introductions and entry into new markets may place a significant strain on our resources and increase demands on our executive management, personnel and systems, and our operational, administrative and financial resources may be inadequate. We may also not be able to effectively manage any expanded operations, or achieve planned growth on a timely or profitable basis, particularly if the number of customers using our products and services significantly increase or their demands and needs change as our business expands. If we are unable to manage expanded operations effectively, we may experience operating inefficiencies, the quality of our products and services could deteriorate, and our business and results of operations could be materially adversely affected.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

A third party may sue us or one of our strategic collaborators for infringing its intellectual property rights.  Likewise, we may need to resort to litigation to enforce our patent rights or to determine the scope and validity of third-party intellectual property rights.

The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our efforts.  Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources.  If we do not prevail in this type of litigation, we or our strategic collaborators may be required to pay monetary damages; stop commercial activities relating to the affected products or services; obtain a license in order to continue manufacturing or marketing the affected products or services; or attempt to compete in the market with a substantially similar product.

Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue some of our operations.  In addition, a court may require that we pay expenses or damages, and litigation could disrupt our commercial activities.

If we are unable to keep up with rapid technological changes, our processes, products or services may become obsolete.

The flat panel display market is characterized by significant and rapid technological change.  Although we will continue to expand our technological capabilities in order to remain competitive, research and discoveries by others may make our processes, products or services less attractive or even obsolete.

Our efforts may never demonstrate the feasibility of our Performance Engineered Film technology and materials for broad-based product applications.

Our research and development efforts remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including without limitation unanticipated technical or other problems and the possible insufficiency of funds for completing development of these products. Technical problems may result in delays and cause us to incur additional expenses that would increase our losses. If we cannot complete, or if we experience significant delays in completing, research and development of our Performance Engineered Film technology and materials for use in potential commercial applications, particularly after incurring significant expenditures, our business may fail.

Many of our competitors have greater resources, and it may be difficult to compete against them.

The flat panel display industry is characterized by intense competition. Many of our competitors have better name recognition and substantially greater financial, technical, manufacturing, marketing, personnel and/or research capabilities than we do. They have made and continue to make substantial investments in improving their technologies and manufacturing processes.  In addition, we believe that at times in the past certain plasma and LCD display panel manufacturers have priced their products below the marginal cost of production in an attempt to establish, retain or increase market share. Because of these circumstances, it may be difficult to compete successfully in the display market.

The loss of the services of our key management and personnel or the failure to attract additional key personnel could adversely affect our ability to operate our business.

A loss of one or more of our current officers or key employees could severely and negatively impact our operations. Specifically, the loss of services of Reed J. Killion, CEO and President, Dan Van Ostrand, Senior Vice President of Engineering, Research & Development, or Robert Petcavich, Chief Technology Officer & General Manager Films, none of whom has an employment agreement with us, could significantly harm our business. We have no present intention of obtaining key-man life insurance on any of our executive officers or management. Additionally, competition for highly skilled technical, managerial and other personnel is intense. As our business develops, we might not be able to attract, hire, train, retain and motivate the highly skilled managers and employees we need to be successful. If we fail to attract and retain the necessary technical and managerial personnel, our business will suffer and might fail.

The flat panel display industry has historically experienced significant downturns, which may adversely affect the demand for and pricing of our technology and materials.

The flat panel display industry has experienced significant periodic downturns, often in connection with, or in anticipation of, declines in general economic conditions. These downturns have been characterized by lower product demand, production overcapacity and erosion of average selling prices. Industry-wide fluctuations and downturns in the demand for flat panel displays would likely affect the demand for and pricing of our Performance Engineered Film technologies and materials and could cause significant harm to our business.

The reliability of market data included in our public filings is uncertain.

Since we operate in a rapidly changing market, we have in the past, and may from time to time in the future, include market data from industry publications and our own internal estimates in some of the documents we file with the SEC.  This data may be inaccurate, incomplete or unreliable. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed.  Although we believe that the market data used in our filings with the SEC is and will be reliable, it has not been and will not be independently verified.  Similarly, internal company estimates, while believed by us to be reliable, have not been and will not be verified by any independent sources.

Risks Related to this Offering and Owning Our Common Stock

Our common stock has traded only sporadically and is expected to experience significant price and volume volatility in the future which substantially increases the risk of loss to persons owning our common stock.

We intend to apply for listing of our common stock on The NASDAQ Capital Market, which listing we expect to occur immediately prior to the date of this prospectus. No assurance can be given that our application will be approved. If the application is not approved, we will not complete this offering and the shares of our common stock will continue to be traded on the OTC Bulletin Board.

There was no public market for our common stock prior to February 3, 2005.  Our common stock is quoted on the OTC Bulletin Board, where the shares of our common stock have historically been sporadically or “thinly-traded”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. Because of the limited trading market for our common stock, and the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so.  The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

We cannot predict the extent to which investor interest in our stock will create or sustain an active and orderly trading market.  If such a market were to develop, the market price of our common stock may continue to be highly volatile.  The sale of a large block of shares could depress the price of our common stock to a greater degree than a company that typically has a higher volume of trading in its securities.  The value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

•                       Disappointing results from our development efforts;

•                       Failure to meet our revenue or profit goals or operating budget;

•                       Decline in demand for our common stock;

•                       Downward revisions in securities analysts’ estimates or changes in general market conditions;

•                       Technological innovations by competitors or in competing technologies;

•                       Investor perception of our industry or our prospects;

•                       General economic trends;

•                       Variations in our quarterly operating results;

•                       Our inability to increase revenues:

•                       Announcement of new customer relationships by our competitors;

•                       Departures of our executive officers;

•                       General conditions in the worldwide economy, including fluctuations in interest rates;

•                       Developments in patents or other intellectual property rights and litigation;

•                       Developments in our relationships with our customers and suppliers;

•                       Any significant acts of terrorism against the United States; and

•                       Our currently limited public float.

Our common stock has traded on the OTC Bulletin Board as low as $    - and as high as $         during a period from February 3, 2005 through September 9, 2010, giving effect to a 1-for-15 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part.  In addition to volatility associated with Bulletin Board securities in general, the markets for high technology stocks have experienced extreme volatility that has often been unrelated to the operating performance of the particular companies.  These broad market fluctuations may adversely affect the trading price of shares our common stock.

We have a significant number of outstanding warrants and options, and future sales of the underlying shares of common stock could adversely affect the market price of our common stock.

As of September 9, 2010, we had outstanding warrants and options exercisable for an aggregate of 1,950,791 shares of common stock at a weighted average exercise price of $9.26 per share, giving effect to a 1-for-15 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part.  The holders may sell these shares in the public markets from time to time, without limitations on the timing, amount or method of sale.  As our stock price rises, the holders may exercise their warrants and options and sell a large number of shares.  This could cause the market price of our common stock to decline.

Our common shares are thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. It is a condition to the closing of this offering that we be listed on The NASDAQ Capital Market, but we cannot assure you that we will be able to meet the requirements for continued listing going forward.

Our common shares have historically been sporadically or “thinly-traded” on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” and lack of current revenues that could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our lack of revenues or profits to date and uncertainty of future market acceptance for our current and potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes, additions or departures of our key personnel, as well as other items discussed under this “Risk Factors” section, as well as elsewhere in this prospectus. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

There is no guarantee that our shares will be listed on The NASDAQ Capital Market.

Immediately following the filing of the registration statement of which this prospectus is a part we intend to apply for listing of our common stock on The NASDAQ Capital Market. After the reverse split of our common stock as described herein, we believe that we will satisfy the listing requirements of The NASDAQ Capital Market. Such listing, however, is not guaranteed. If the application is not approved, we will not complete this offering and the shares of our common stock will continue to be traded on the OTC Bulletin Board. Even if such listing is approved, we may not be able to meet the requirements for continued listing, and there may not be any broker interested in making a market for our stock. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them.  Our underwriter, MDB Capital Group, LLC, is not obligated to make a market in our securities, and even if it chooses to do so it can discontinue at any time without notice. It is possible that an active and liquid trading market in our securities may never develop or, if one does develop, that the market will continue.

We will incur significant increased costs as a result of being listed on the NASDAQ Capital Market, and our management will be required to devote substantial time to meet compliance obligations.

As a public company that may become an accelerated filer, we will incur significant legal, accounting and other expenses that we did not incur as a smaller reporting company. We may be subject to additional reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, or Nasdaq, that impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. In addition, on July 21, 2010, the Dodd-Frank Wall Street Reform and Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation-related provisions in the Dodd-Frank Act that will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on our personnel, systems and resources. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

Our common stock is currently and may in the future be subject to the “penny stock” rules of the Securities and Exchange Commission and the trading market in our securities is limited, which makes transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that (i) has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share or (ii) is not registered on a national securities exchange or listed on an automated quotation system sponsored by a national securities exchange. Currently, our common stock is subject to these “penny stock” rules.  In addition, after the reverse stock split has been effected, although we expect the market price of our common stock to be greater than $5.00, it is possible that the market price could fall below this amount, and thus we would again be subject to the “penny stock” rules.

For any transaction involving a penny stock, unless exempt, Rule 15g-9 of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, requires:

•                  that a broker or dealer approve a person’s account for transactions in penny stocks; and

•                  the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•                  obtain financial information and the investment experience objectives of the person; and

•                  make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•                  sets forth the basis on which the broker or dealer made the suitability determination; and

•                  attests that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies made available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement (which disappears after one year). Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Of the 3,473,369 shares of our common stock outstanding as of September 9, 2010 (after giving effect to the anticipated 1-for-15 reverse stock split), approximately [ ] million shares are, or will be, freely tradable without restriction, unless held by our “affiliates”, as of such date. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of securities acquired in connection with this offering) may have a material adverse effect on the market price of our common stock.

We do not expect to pay dividends in the foreseeable future.

We have never paid cash dividends on our shares of common stock, and have no plans to do so in the foreseeable future.  We intend to retain earnings, if any, to develop and expand our business operations.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds from this offering to be used for any particular purpose.  Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering.  Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.  Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering.  Based on an assumed offering price to the public of $      per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $      per share in the net tangible book value of the common stock at          , 2010. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock.  Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline.  If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares.

Upon completion of this offering and assuming the sale of all          shares of our common stock offered pursuant to this prospectus, we will have approximately          shares of our common stock outstanding and  2,392,862 shares of common stock equivalents (including the conversion of $3.1 million principal amount of convertible debt, plus accrued interest), giving effect to a 1-for-15 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part.

Our charter documents and Delaware law may inhibit a takeover that stockholders consider favorable.

Upon the closing of this offering, provisions of our amended and restated certificate of incorporation and amended and restated bylaws and applicable provisions of Delaware law may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. These provisions:

•                  authorize our board of directors to issue preferred stock without stockholder approval and to designate the rights, preferences and privileges of each class; if issued, such preferred stock would increase the number of outstanding shares of our capital stock and could include terms that may deter an acquisition of us;

•                  establish advance notice requirements for nominations to the board of directors or for proposals that can be acted on at stockholder meetings;

•                  limit who may call stockholder meetings; and do not provide for cumulative voting rights; and

•                  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

In addition, Section 203 of the Delaware General Corporation Law generally limits our ability to engage in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

DETERMINATION OF OFFERING PRICE

Although our common stock is currently quoted on the OTC Bulletin Board, we intend to apply to have our common stock listed for trading on The NASDAQ Capital Market which we expect to occur immediately following the date of this prospectus. Trading of a security on The NASDAQ Capital Market is made through a market maker. Our underwriter, MDB Capital Group LLC, however, is not obligated to make a market in our securities, and even if it chooses to make a market, can discontinue at any time without notice. Neither we nor the underwriter can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriter. Among the factors considered in determining the public offering price of the shares were:

•                  our history and our prospects;

•                  the industry in which we operate;

•                  our past and present operating results;

•                  the previous experience of our executive officers; and

•                  the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

USE OF PROCEEDS

Based on an assumed offering price of $      per share (the midpoint of our expected offering range of $      to $     ), we estimate the gross proceeds from the sale of            shares of common stock, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $    million (approximately $    million if the over-allotment option granted to the underwriter is exercised in full).

We estimate that we will receive net proceeds of $    million, after deducting for underwriting discounts and commissions and our underwriter’s expense allowance and estimated expenses of approximately $    million, which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares. If the underwriter exercises its right to purchase an additional          shares of common stock to cover over-allotments, we will receive an additional $    million, after deducting $    million for underwriting discounts and commissions.

We currently intend to use the net proceeds of this offering for working capital and general corporate purposes, and repayment of certain indebtedness. We currently have outstanding convertible promissory notes in the principal amount of $3.1 million, accruing interest at 8%.  Of these notes, $375,000 is due on October 22, 2010 and $2,275,000 are due on December 31, 2010, but $475,000 principal amount of these notes are due and payable and in default accruing interest at 8%.  All of these convertible notes will automatically become due and payable if we raise $10 million or more in this offering. Currently, the holders of these convertible notes have the option to convert their debt and accrued interest into common shares at the conversion rate of $0.50 per share, not giving effect to a 1-for-15 reverse stock split to be effective prior to the effectiveness of the registration statement of which this prospectus is a part. In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of our common stock securities. We may invest the net proceeds temporarily until we use them for their stated purpose.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and capitalization, each as of June 30, 2010:

•                  on an actual and pro-forma basis (giving effect to the anticipated 1-for-15 reverse stock split); and

•                  on a pro forma as adjusted to give effect to the issuance of the common stock offered hereby and the use of proceeds, as described in the section entitled “Use of Proceeds.”

You should consider this table in conjunction with our consolidated financial statements and the notes to those consolidated financial statements included in the documents incorporated by reference into this prospectus.

	As of June 30, 2010
	(in thousands, except per share data)
	Actual	As Adjusted(1)
	(unaudited)
Cash and cash equivalents	$1,935	$

Total liabilities	$4,097	$

Stockholders’ equity:
Common stock, par value $0.001 per share: 100,000,000 shares authorized; 52,100,535 issued as of June 30, 2010	52
Additional paid in capital	49,603
Accumulated deficit	(51,380)
Total stockholders’ deficit	$(1,725)	$

Total capitalization	$2,372	$

(1)             Assumes that $      million of our common stock is sold in this offering at $      per share, our closing price on          , 2010, and that the net proceeds thereof are approximately $      million after deducting underwriting discounts and commissions and our estimated expenses.  If the underwriter’s over-allotment option is exercised in full, net proceeds will increase to $      million.

PRICE RANGE OF COMMON STOCK

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “UNXL.OB.” The following table sets forth, for the quarters shown, the range of high and low bid information of our common stock on the OTC Bulletin Board, as reported on the website of The NASDAQ Stock Market, giving effect to the 1-for-15 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns, or commissions and may not necessarily reflect actual transactions:

Quarter Ended

	High	Low

2010
Third Quarter (through September , 2010)	$7.65	$4.80
Second Quarter	$9.75	$2.40
First Quarter	$7.50	$2.25
2009
Fourth Quarter	$9.60	$4.50
Third Quarter	$6.90	$3.45
Second Quarter	$9.00	$4.95
First Quarter	$13.80	$6.00
2008
Fourth Quarter	$10.50	$5.25
Third Quarter	$18.75	$6.00
Second Quarter	$22.50	$10.50
First Quarter	$15.15	$6.00

As of September   , 2010, we had approximately            shares of common stock outstanding, held of record by approximately 1,100 stockholders, and the last reported sales price of our common stock on the OTC Bulletin Board on September   , 2010 was $      per share, in each case after giving effect to a 1-for-15 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part.

 DIVIDEND POLICY

We have never paid dividends on our common stock. Currently, we anticipate that we will retain earnings, if any, to support operations and to finance the growth and development of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future.

 DILUTION

Our net tangible book value as of June 30, 2010 was approximately $    million, or $      per share of our common stock.  Our net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of our common stock outstanding on June 30, 2010. Assuming that we issue all of the shares of our common stock offered by us at the public offering price of $      per share, and after deducting the commissions and estimated offering expenses payable by us, our net tangible book value as of June 30, 2010 would have been approximately $      million, or $      per share of our common stock.  This amount represents an immediate increase in net tangible book value of $      per share to our existing stockholders and an immediate dilution in net tangible book value of $      per share to new investors purchasing shares of our common stock in this offering.

We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the public offering price per share of our common stock.  The following table illustrates the dilution in net tangible book value per share to new investors:

Public offering price per share	$	$
Net tangible book value per share as of June 30, 2010	$	$
Increase per share attributable to new investors	$	$
Adjusted net tangible book value per share after this offering	$	$
Dilution in net tangible book value per share to new investors	$	$

The following shares were not included in the above calculation:

•                       442,071 shares of our common stock issuable upon conversion of convertible debt in the principal amount of $3,100,000, plus accrued interest, giving effect to a 1-for-15 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part;

•                       832,359 shares of our common stock issuable upon exercise of stock options under our stock plans at a weighted average exercise price of $9.00 per share, giving effect to a 1-for-15 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part;

•                       1,118,431 shares of our common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $9.45 per share, giving effect to a 1-for-15 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part; and

•                       20,000 shares of our common stock reserved for future issuance under our 2005 Equity Incentive Plan; 114,307 shares of our common stock reserved for future issuance under our 2007 Equity Incentive Plan; and 120,000 shares of our common stock reserved for future issuance under our 2010 Equity Incentive Plan, giving effect to a 1-for-15 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part.

Unless otherwise specifically stated, information throughout this prospectus assumes that none of our outstanding options or warrants to purchase shares of our common stock are exercised.

 DESCRIPTION OF CAPITAL STOCK

The following is a brief description of our capital stock.  This summary does not purport to be complete in all respects.  This description is subject to and qualified entirely by the terms of our certificate of incorporation, as amended, or our certificate of incorporation, and our restated bylaws, or our bylaws, copies of which have been filed with the SEC and are also available upon request from us, and by the General Corporation Law of the State of Delaware.

Authorized Capitalization

We have 110,000,000 shares of capital stock authorized under our certificate of incorporation, consisting of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.  As of September 9, 2010, we had 3,473,369 shares of common stock outstanding, giving effect to a 1-for-15 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part, and no shares of Preferred Stock outstanding.  Our authorized but unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.  If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock.  The shares of common stock are neither redeemable or convertible.  Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.  All of the outstanding shares of our common stock are fully paid and non-assessable.  The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

Our common stock is listed on the OTC Bulletin Board under the symbol “UNXL.OB.” The transfer agent and registrar for our common stock is Securities Transfer Corporation.  Its address is 2591 Dallas Parkway, Suite 102, Frisco, TX 75034, and its telephone number is (469) 633-0101.

Preferred Stock

Our certificate of incorporation permits us to issue up to 10,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders.  We currently have no shares of preferred stock outstanding.

Subject to the limitations prescribed in our certificate of incorporation and under Delaware law, our certificate of incorporation authorizes the board of directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof.  The issuance of preferred stock could adversely affect the rights of holders of our common stock, including with respect to voting, dividends and liquidation and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights.  Such issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control.  Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of us or to make removal of management more difficult.  Additionally, the issuance of preferred stock may decrease the market price of our common stock.

Stock Options and Warrants

As of September 9, 2010, the following were outstanding:

•                       832,359 shares of our common stock issuable upon exercise of stock options under our stock plans at a weighted average exercise price of $9.00 per share, giving effect to a 1-for-15 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part;

•                       1,118,431 shares of our common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $9.45 per share, giving effect to a 1-for-15 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part; and

•                       20,000 shares of our common stock reserved for future issuance under our 2005 Equity Incentive Plan; 114,307 shares of our common stock reserved for future issuance under our 2007 Equity Incentive Plan; and 120,000 shares of our common stock reserved for future issuance under our 2010 Equity Incentive Plan, giving effect to a 1-for-15 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of Delaware law, our certificate of incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•                       prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•                       upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•                       on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•                       any merger or consolidation involving the corporation and the interested stockholder;

•                       any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•                       subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                       subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•                       the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Charter Documents.  Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders.  Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Cumulative Voting.  Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors which would allow holders of less than a majority of the stock to elect some directors.

Vacancies.  Our amended and restated bylaws provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Stockholders.  A special meeting of stockholders may only be called by our chairman of the board, the president or the board of directors.

Advance Notice.  Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through a single underwriter. MDB Capital Group LLC is acting as sole book-running manager of the offering.  We have entered into an underwriting agreement with the underwriter.  Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, all            shares of common stock.

The underwriter is committed to purchase all the common shares offered by us, other than those covered by the option to purchase additional shares described below, if they purchase any shares.

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the underwriter that the underwriter proposes to offer shares of our common stock directly to the public at the public offering prices set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA).  Any securities sold by the underwriter to such securities dealers will be sold at the public offering prices less a selling concession not in excess of $      per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $      per share from the public offering price.  After the public offering of the shares, the offering price and other selling terms may be changed by the underwriter.

The underwriting agreement provides that the underwriter’s obligations to purchase shares of our common stock are subject to conditions contained in the underwriting agreement.

None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus and any other offering material or advertisements in connection with the offer and sales of any of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction.  Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and the distribution of this prospectus.  This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

The underwriter has advised us that it did not intend to confirm sales to any accounts over which they exercise discretionary authority.

Underwriting discount and expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriter by us.

	Without Over-Allotment	With Over-Allotment

Public offering price	$	$
Underwriting discount to be paid to the underwriter by us for the common stock
Non-accountable expense allowance
Proceeds, before expenses, to us

We estimate the expenses payable by us for this offering to be $      , including the underwriting discount, or $     if the underwriter’s over-allotment option is exercised in full.

Over-allotment option

We have granted to the underwriter an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to an additional          shares of our common stock at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus.  The representative may exercise the option solely to cover over-allotments, if any, made in connection with this offering.  If any additional shares of our common stock are purchased pursuant to the over-

allotment option, the underwriter will offer these additional shares of our common stock on the same terms as those on which the other shares of common stock are being offered hereby.

Determination of Offering Price

The public offering price of the common stock was negotiated between us and the underwriter, based on the trading price of the common stock prior to the offering, among other things.  Other factors considered in determining the price of the common stock include the history and prospects of the company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the financial markets at the time of the offering and such other factors as were deemed relevant.

Underwriter Warrant

We have agreed to issue to MDB Capital Group, LLC a warrant to purchase up to a total of            shares of our common stock (10% of the shares of common stock sold in this offering). This warrant is exercisable at $      per share (120% of the price of the common stock sold in this offering), commencing on the closing date of this offering and expiring (5) five years from the closing date of this offering.  The warrant and the          shares of common stock underlying the warrant have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of the FINRA. MDB Capital Group, LLC (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate this warrant or the securities underlying this option, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this warrant or the underlying securities for a period of 180 days from the date of this prospectus.

This warrant will be valued based on the underlying shares of common stock obtainable and valuation factors appropriate at the time it is issued.  We currently estimate that value to be approximately $        , based on the number of shares of common stock subject to this warrant, an offering price of the shares of $     , the resulting exercise prices related to the warrant on the shares of common stock, the five year term of the warrant, a risk-free interest rate of    % currently commensurate with that term, an expected dividend yield of    % and estimated volatility of    %, based on a review of our historical volatility. The initial value of this warrant will be charged to additional paid-in capital as part of this offering costs incurred.

Lock-Up Agreements

All of our officers, directors and shareholders beneficially owning 5% or more of our common stock have agreed that, for a period of 180 days from the date of this prospectus, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable; and exercise of options under an acceptable stock incentive plan. The underwriter representative may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the relevant lock-up periods.

Indemnification

We will agree to indemnify the underwriter against certain liabilities, including certain liabilities arising under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•                       Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position.  The short position may be either a covered short position or a naked short position.  In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option.

The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•                       Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•                       Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option.  If an underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market.  A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•                       Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock.  As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Capital Market and/or OTC Bulletin Board, in the case of the common stock or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock.  In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, the underwriter may engage in passive market making transactions in the common stock on the NASDAQ Capital Market and/or OTC Bulletin Board in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security.  However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter participating in this offering, or by their affiliates.  In those cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online.  The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders.  Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus in electronic format, the information on an underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

The underwriter’s compensation in connection with this offering is limited to the fees and expenses described above under “Commissions and Expenses.”

Other Terms

We have granted MDB Capital Group, LLC a right of first refusal to conduct future offerings for us following the date of this prospectus.

 LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., Baton Rouge, Louisiana. Certain legal matters will be passed upon for the underwriter by Richardson & Patel, LLP, Los Angeles, California.

 EXPERTS

The consolidated financial statements of Uni-Pixel, Inc. appearing in Uni-Pixel, Inc.’s Annual Report (Form 10-K) for the fiscal years ended December 31, 2009 and December 31, 2008 have been audited by PMB Helin Donovan, LLP, independent registered public accounting firm, as set forth in their reports thereon (which contain an explanatory paragraph related to Uni-Pixel, Inc.’s ability to continue as a going concern), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our website at www.unipixel.com. Information on our web site is not part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus.

We incorporate by reference the following documents listed below, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•                       Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 12, 2010;

•                       Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, as filed with the SEC on May 10, 2010; Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, as filed with the SEC on July 30, 2010; and

•                       Our Current Reports on Form 8-K filed with the SEC on January 5, 2010, January 13, 2010, February 9, 2010, March 19, 2010, May 17, 2010, May 18, 2010, May 27, 2010 and September 7, 2010.

These documents contain important information about us, our business and our financial condition. You may request a copy of these filings, at no cost, by writing or telephoning us at:

Uni-Pixel, Inc.

8708 Technology Forest Pl, Ste 100

The Woodlands, TX 77381

(281) 825-4500

 DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

           Shares

Uni-Pixel, Inc.

Common Stock

MDB Capital Group LLC

    , 2010

Until             , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of our common stock being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the shares).  All amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

SEC registration fee	1,198
FINRA filing fee	2,000
Printing and engraving expenses	20,000
Legal fees and expenses	100,000
Accounting fees and expenses	7,500
Transfer Agent Fees	1,000
Miscellaneous fees and expenses	18,302
Total	$150,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the amended and restated certificate of incorporation, as amended and the amended and restated bylaws of Uni-Pixel, Inc., a Delaware corporation.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

The rights conferred by Article VII of our amended and restated certificate of incorporation and Article VII of our amended and restated bylaws are contractual rights and include the right to be paid by us the expenses incurred in defending the action, suit or proceeding in advance of its final disposition.  Article VII of our amended and restated bylaws provide that our company must indemnify any person who is or was a director or officer of our company, to the fullest extent authorized by law, if such person has acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, did not believe his conduct was unlawful.  The rights conferred by Article VII of our amended and restated bylaws include the right to be paid by us the expenses incurred in defending the action, suit or proceeding in advance of its final disposition.  Article VIII of our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (1) for any breach of the duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividend or unlawful stock repurchases or redemptions or (4) transactions from which directors derive improper personal benefit.

We have an insurance policy insuring our directors and officers against certain liabilities, including liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 16.  EXHIBITS

Exhibit No.	Description of Document
1.1	Form of Underwriting Agreement *
3.1	Amended and Restated Certificate of Incorporation of Real-Estateforlease.com, Inc. (1) ?
3.2	Amended and Restated Bylaws of Uni-Pixel, Inc. (1)
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Uni-Pixel, Inc. (10) ?
4.1	Certificate of Designations of Real-Estateforlease.com, Inc. Series A Convertible Preferred Stock (1) ?
4.2	Junior Subordinated Unsecured Promissory Note (1)
4.3	Common Stock Purchase Warrant No. 1 (1)
4.4	Common Stock Purchase Warrant No. 2 (1)
4.5	Common Stock Purchase Warrant No. 3 (1)
4.6	Form of common stock certificate (6)
4.7	Uni-Pixel, Inc. 12% Senior Secured Convertible Debenture No. 1 issued to Trident Growth Fund, L.P., dated May 24, 2006. (7)
4.8	Uni-Pixel, Inc. 12% Senior Secured Convertible Debenture No. 1 issued to CapSource Fund, L.P., dated May 24, 2006. (7)
4.9	Common Stock Purchase Warrant No. 1 issued to Trident Growth Fund, L.P., dated May 24, 2006. (7)
4.10	Common Stock Purchase Warrant No. 1 issued to CapSource Fund, L.P., dated May 24, 2006. (7)
4.11	Uni-Pixel, Inc. 10% Senior Unsecured Convertible Debenture dated September 12, 2006. (8)
4.12	Common Stock Purchase Warrant dated September 12, 2006. (8)
4.13	Certificate of Designations of the Series B Preferred Stock (Par Value $0.001 Per Share) of Uni-Pixel, Inc., as filed on February 13, 2007. (11)
4.14	Certificate of Designations of the Series C Preferred Stock (Par Value $0.001 Per Share) of Uni-Pixel, Inc., as filed on September 28, 2007. (13)
4.15	Amended and Restated Certificate of Designations of the Series B Preferred Stock (Par Value $0.001 Per Share) of Uni-Pixel, Inc., as filed on September 28, 2007. (13)
5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. regarding the validity of the common stock being registered. *
10.1	Cancellation and Transfer Agreement (1)
10.2	Placement Agent Agreement (1)
10.3	Uni-Pixel Display, Inc. Lock-Up Agreement (1)
10.4	Consulting Agreement (1)
10.5	Office Lease Agreement for Synergy North By and Between First Metro Limited Partnership (“Landlord”) and Uni-Pixel Displays, Inc. (“Tenant”) (1)
10.6	Employee Intellectual Property Assignment and Nondisclosure Agreement (1) (5)
10.7	Uni-Pixel, Inc. 2005 Stock Incentive Plan (1) (5)
10.8	Uni-Pixel, Inc. 2005 Stock Incentive Plan — Notice of Stock Option Award (1) (5)
10.9

Agreement and Plan of Merger and Reorganization Among Real-Estateforlease.com, Inc., Uni-Pixel Merger Sub, Inc., Gemini V, Inc., Uni-Pixel Displays, Inc. and those Stockholders of Real-Estateforlease.com, Inc. Listed on

Exhibit “A” as “Company Stockholders” (1)
10.10	Employment Agreement — Frank M. DeLape (2) (5)
10.11	Employment Agreement — Reed J. Killion (2) (5)
10.12	Lockheed Martin Purchase Order (2) (portions of this exhibit have been omitted pursuant to a request for confidential treatment)
10.13	Small Business Innovation Research Phase I Contract (3)
10.14	Small Business Innovation Research Phase II Contract (3)
10.15

License and Strategic Business Agreement between Uni-Pixel Displays, Inc. and Lockheed Martin Corporation, acting by and through Lockheed Martin Systems Integration-Owego, dated as of October 5, 2005.(4) (The portions of this Exhibit marked “******” have been omitted and confidentially filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.)

10.16	Employment Agreement — James A. Tassone (5) (6)
10.17	Securities Purchase Agreement dated May 24, 2006, by and between Uni-Pixel, Inc., Uni-Pixel Displays, Inc., Trident Growth Fund, L.P. and CapSource Fund, L.P. (7)
10.18	Security Agreement dated May 24, 2006, by and between Uni-Pixel, Inc., Uni-Pixel Displays, Inc., Trident Growth Fund, L.P. and CapSource Fund, L.P. (7)
10.19	Securities Purchase Agreement dated September 12, 2006 (8)
10.20	Employment Agreement — Carl Yankowski (5) (9)
10.21

Securities Purchase Agreement dated as of February 13, 2007, by and among Uni-Pixel, Inc., The Raptor Global Portfolio Ltd., The Tudor BVI Global Portfolio Ltd., Tudor Proprietary Trading, L.L.C. and The Altar Rock Fund L.P. (11)

10.22

Investors’ Rights Agreement dated as of February 13, 2007, by and among Uni-Pixel, Inc., The Raptor Global Portfolio Ltd., The Tudor BVI Global Portfolio Ltd., Tudor Proprietary Trading, L.L.C. and The Altar Rock Fund L.P. (11)

10.23	Form of Warrant dated as of February 13, 2007. (11)
10.24	Severance Agreement between Uni-Pixel, Inc. and Frank DeLape dated September 11, 2007. (5) (12)
10.25	Uni-Pixel, Inc. 2007 Stock Incentive Plan (12) (5)
10.26	Securities Purchase Agreement dated as of September 28, 2007, by and among Uni-Pixel, Inc. and Merrill Lynch Pierce, Fenner & Smith Incorporated. (13)
10.27	Investors’ Rights Agreement dated as of September 28, 2007, by and among Uni-Pixel, Inc. and Merrill Lynch Pierce, Fenner & Smith Incorporated. (13)
10.28	Form of Warrant dated as of September 28, 2007. (13)
10.29	Uni-Pixel, Inc. 2010 Stock Incentive Plan (14) (5)
10.30	Form of Warrant to be granted to MDB Capital Group LLC *
14	Code of Ethics (6)
21	Subsidiaries (6)
23.1	Consent of PMB Helin Donovan, LLP, Independent Registered Public Accounting Firm. ❖
23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1 filed herewith).
24.1	Powers of Attorney (included in the signature pages to the Registration Statement)

(1)	Previously filed as an exhibit to the Company’s Form 10-SB, filed on February 18, 2005, and incorporated by reference hereto.
(2)	Previously filed as an exhibit to the Company’s Amendment #1 Form 10-SB, filed on April 1, 2005, and incorporated by reference hereto.
(3)	Previously filed as an exhibit to the Company’s Amendment #2 Form 10-SB, filed on April 27, 2005, and incorporated by reference hereto.
(4)	Previously filed as an exhibit to the Company’ Form 10-QSB, filed on November 10, 2005, and incorporated by reference hereto.
(5)	Management contract or compensation plan or arrangement
(6)	Previously filed as an exhibit to the Company’ Form 10-KSB, filed on March 28, 2006, and incorporated by reference hereto
(7)	Previously filed as an exhibit to the Company’ Form 10-QSB, filed on August 14, 2006, and incorporated by reference hereto.
(8)	Previously filed as an exhibit to the Company’ Form 10-QSB, filed on November 13, 2006, and incorporated by reference hereto.
(9)	Previously filed as an exhibit to the Company’s Form 8-K, filed on May 31, 2006, and incorporate by reference hereto.

(10)	Previously filed as an exhibit to the Company’s Form 8-K, filed on February 6, 2007, and incorporate by reference hereto.
(11)	Previously filed as an exhibit to the Company’s Form 8-K, filed on February 16, 2007, and incorporate by reference hereto.
(12)	Previously filed as an exhibit to the Company’s Form 8-K, filed on September 20, 2007, and incorporate by reference hereto.
(13)	Previously filed as an exhibit to the Company’s Form 8-K, filed on October 2, 2007, and incorporate by reference hereto.
(14)	Previously filed as an exhibit to the Company’s Form S-8, filed on June 4, 2010, and incorporate by reference hereto.
❖	Filed herewith
*	To be filed by amendment

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on this 9th day of September, 2010.

UNI-PIXEL, INC.

By:	/s/ Reed J. Killion
Reed J. Killion
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Reed J. Killion and Robert J. Petcavich, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Reed J. Killion	President, Chief Executive Officer and Director	September 9, 2010
Reed J. Killion	(Principal Executive Officer)

/s/ Robert J. Petcavich	Chief Technology Officer, Senior Vice President	September 9, 2010
Robert J. Petcavich	and General Manager

/s/ Dan Van Ostrand	Senior Vice President Research and Development	September 9, 2010
Dan Van Ostrand

/s/ Jeffrey W. Tomz	Chief Financial Officer	September 9, 2010
Jeffrey W. Tomz	(Principal Accounting Officer)
(Principal Financial Officer)

/s/ Carl J. Yankowski	Director	September 9, 2010
Carl J. Yankowski

/s/ Bernard Marren	Chairman of the Board of Directors	September 9, 2010
Bernard Marren

/s/ Bruce Berkoff	Director	September 9, 2010
Bruce Berkoff

/s/ Ross Young	Director	September 9, 2010
Ross Young

S-1

EXHIBIT INDEX

Exhibit No.	Description of Document
1.1	Form of Underwriting Agreement *
3.1	Amended and Restated Certificate of Incorporation of Real-Estateforlease.com, Inc. (1)
3.2	Amended and Restated Bylaws of Uni-Pixel, Inc. (1)
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Uni-Pixel, Inc. (10)
4.1	Certificate of Designations of Real-Estateforlease.com, Inc. Series A Convertible Preferred Stock (1)
4.2	Junior Subordinated Unsecured Promissory Note (1)
4.3	Common Stock Purchase Warrant No. 1 (1)
4.4	Common Stock Purchase Warrant No. 2 (1)
4.5	Common Stock Purchase Warrant No. 3 (1)
4.6	Form of common stock certificate (6)
4.7	Uni-Pixel, Inc. 12% Senior Secured Convertible Debenture No. 1 issued to Trident Growth Fund, L.P., dated May 24, 2006. (7)
4.8	Uni-Pixel, Inc. 12% Senior Secured Convertible Debenture No. 1 issued to CapSource Fund, L.P., dated May 24, 2006. (7)
4.9	Common Stock Purchase Warrant No. 1 issued to Trident Growth Fund, L.P., dated May 24, 2006. (7)
4.10	Common Stock Purchase Warrant No. 1 issued to CapSource Fund, L.P., dated May 24, 2006. (7)
4.11	Uni-Pixel, Inc. 10% Senior Unsecured Convertible Debenture dated September 12, 2006. (8)
4.12	Common Stock Purchase Warrant dated September 12, 2006. (8)
4.13	Certificate of Designations of the Series B Preferred Stock (Par Value $0.001 Per Share) of Uni-Pixel, Inc., as filed on February 13, 2007. (11)
4.14	Certificate of Designations of the Series C Preferred Stock (Par Value $0.001 Per Share) of Uni-Pixel, Inc., as filed on September 28, 2007. (13)
4.15	Amended and Restated Certificate of Designations of the Series B Preferred Stock (Par Value $0.001 Per Share) of Uni-Pixel, Inc., as filed on September 28, 2007. (13)
5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. regarding the validity of the common stock being registered. *
10.1	Cancellation and Transfer Agreement (1)
10.2	Placement Agent Agreement (1)
10.3	Uni-Pixel Display, Inc. Lock-Up Agreement (1)
10.4	Consulting Agreement (1)
10.5	Office Lease Agreement for Synergy North By and Between First Metro Limited Partnership (“Landlord”) and Uni-Pixel Displays, Inc. (“Tenant”) (1)
10.6	Employee Intellectual Property Assignment and Nondisclosure Agreement (1) (5)
10.7	Uni-Pixel, Inc. 2005 Stock Incentive Plan (1) (5)
10.8	Uni-Pixel, Inc. 2005 Stock Incentive Plan — Notice of Stock Option Award (1) (5)
10.9

Agreement and Plan of Merger and Reorganization Among Real-Estateforlease.com, Inc., Uni-Pixel Merger Sub, Inc., Gemini V, Inc., Uni-Pixel Displays, Inc. and those Stockholders of Real-Estateforlease.com, Inc. Listed on Exhibit “A” as “Company Stockholders” (1)

10.10	Employment Agreement — Frank M. DeLape (2) (5)
10.11	Employment Agreement — Reed J. Killion (2) (5)
10.12	Lockheed Martin Purchase Order (2) (portions of this exhibit have been omitted pursuant to a request for confidential treatment)
10.13	Small Business Innovation Research Phase I Contract (3)
10.14	Small Business Innovation Research Phase II Contract (3)
10.15

License and Strategic Business Agreement between Uni-Pixel Displays, Inc. and Lockheed Martin Corporation, acting by and through Lockheed Martin Systems Integration-Owego, dated as of October 5, 2005.(4) (The portions of this Exhibit marked “******” have been omitted and confidentially filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.)

10.16	Employment Agreement — James A. Tassone (5) (6)
10.17	Securities Purchase Agreement dated May 24, 2006, by and between Uni-Pixel, Inc., Uni-Pixel Displays, Inc., Trident Growth Fund, L.P. and CapSource Fund, L.P. (7)
10.18	Security Agreement dated May 24, 2006, by and between Uni-Pixel, Inc., Uni-Pixel Displays, Inc., Trident Growth Fund, L.P. and CapSource Fund, L.P. (7)
10.19	Securities Purchase Agreement dated September 12, 2006 (8)
10.20	Employment Agreement — Carl Yankowski (5) (9)

E-1

10.21

Securities Purchase Agreement dated as of February 13, 2007, by and among Uni-Pixel, Inc., The Raptor Global Portfolio Ltd., The Tudor BVI Global Portfolio Ltd., Tudor Proprietary Trading, L.L.C. and The Altar Rock Fund L.P. (11)

10.22

Investors’ Rights Agreement dated as of February 13, 2007, by and among Uni-Pixel, Inc., The Raptor Global Portfolio Ltd., The Tudor BVI Global Portfolio Ltd., Tudor Proprietary Trading, L.L.C. and The Altar Rock Fund L.P. (11)

10.23	Form of Warrant dated as of February 13, 2007. (11)
10.24	Severance Agreement between Uni-Pixel, Inc. and Frank DeLape dated September 11, 2007. (5) (12)
10.25	Uni-Pixel, Inc. 2007 Stock Incentive Plan (12) (5)
10.26	Securities Purchase Agreement dated as of September 28, 2007, by and among Uni-Pixel, Inc. and Merrill Lynch Pierce, Fenner & Smith Incorporated. (13)
10.27	Investors’ Rights Agreement dated as of September 28, 2007, by and among Uni-Pixel, Inc. and Merrill Lynch Pierce, Fenner & Smith Incorporated. (13)
10.28	Form of Warrant dated as of September 28, 2007. (13)
10.29	Uni-Pixel, Inc. 2010 Stock Incentive Plan (14) (5)
10.30	Form of Warrant to be granted to MDB Capital Group LLC *
14	Code of Ethics (6)
21	Subsidiaries (6)
23.1	Consent of PMB Helin Donovan, LLP, Independent Registered Public Accounting Firm. ❖
23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1 filed herewith).
24.1	Powers of Attorney (included in the signature pages to the Registration Statement)

(1)	Previously filed as an exhibit to the Company’s Form 10-SB, filed on February 18, 2005, and incorporated by reference hereto.
(2)	Previously filed as an exhibit to the Company’s Amendment #1 Form 10-SB, filed on April 1, 2005, and incorporated by reference hereto.
(3)	Previously filed as an exhibit to the Company’s Amendment #2 Form 10-SB, filed on April 27, 2005, and incorporated by reference hereto.
(4)	Previously filed as an exhibit to the Company’ Form 10-QSB, filed on November 10, 2005, and incorporated by reference hereto.
(5)	Management contract or compensation plan or arrangement
(6)	Previously filed as an exhibit to the Company’ Form 10-KSB, filed on March 28, 2006, and incorporated by reference hereto
(7)	Previously filed as an exhibit to the Company’ Form 10-QSB, filed on August 14, 2006, and incorporated by reference hereto.
(8)	Previously filed as an exhibit to the Company’ Form 10-QSB, filed on November 13, 2006, and incorporated by reference hereto.
(9)	Previously filed as an exhibit to the Company’s Form 8-K, filed on May 31, 2006, and incorporate by reference hereto.
(10)	Previously filed as an exhibit to the Company’s Form 8-K, filed on February 6, 2007, and incorporate by reference hereto.
(11)	Previously filed as an exhibit to the Company’s Form 8-K, filed on February 16, 2007, and incorporate by reference hereto.
(12)	Previously filed as an exhibit to the Company’s Form 8-K, filed on September 20, 2007, and incorporate by reference hereto.
(13)	Previously filed as an exhibit to the Company’s Form 8-K, filed on October 2, 2007, and incorporate by reference hereto.
(14)	Previously filed as an exhibit to the Company’s Form S-8, filed on June 4, 2010, and incorporate by reference hereto.
❖	Filed herewith
*	To be filed by amendment

E-2